Psychemedics Corporation Announces Record Revenues

Declares 72nd Consecutive Quarterly Dividend

ACTON, Mass., July 28, 2014 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced second quarter financial results for the period ended June 30, 2014. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of August 7, 2014 to be paid on August 18, 2014. This will be the Company's 72nd consecutive quarterly dividend.

The Company's revenue for the quarter ended June 30, 2014 was $7.7 million versus $6.9 million for the quarter ended June 30, 2013, an increase of 12%. Net income for the quarter ended June 30, 2014 was $857 thousand or $0.16 per diluted share, versus $1.1 million or $0.20 per diluted share, for the comparable period last year, a decrease of 19%. The Company's revenue for the six months ended June 30, 2014 was $14.7 million versus $13.3 million for the six months ended June 30, 2013, an increase of 11%. Net income for the six months ended June 30, 2014 was $1.6 million or $0.30 per diluted share, versus $1.9 million or $0.36 per diluted share, for the comparable period last year, a decrease of 14%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report record sales for any quarter in the Company's history. Our new business growth continues to be strong and accounted for the entire gain in the quarter, as well as offsetting the continued softness in our business due to the less-than-robust hiring/jobs environment.

"As we previously noted, the Company will be competing for hair testing business in Brazil. The Brazilian Federal Government had announced new regulations that will require professional drivers in the transportation industry to pass a hair drug test when obtaining or renewing their driver's license. The testing was slated to begin July 1, 2014. We now understand the government will be moving the start date for testing.

"However, the more important significant news is that the Brazilian Congress has included in a broader transportation bill, a requirement that professional drivers be drug tested on a more rigorous basis than the requirements under the prior regulation, utilizing technology that is favorable to hair testing. Once the bill becomes law, it would go into effect 90 days after the President's signature and official publication. It appears that the implementation of the existing regulation has been delayed to coordinate with the new proposed law. If the bill does not become law, the existing regulation would remain in effect, and would be implemented on a time table to be determined.

"Because of the Brazil opportunity, we also noted that we expected earnings in the first half of 2014 to be unfavorably impacted by additional costs required to increase capacity related to this significant opportunity, with the greater proportion coming in the second quarter. We estimate that the impact on second quarter earnings was about $0.08 per share. This is less than expected as we adjusted our hiring schedule. However, due to the change in timing of this opportunity, we now expect the ramp-up of our hiring to have some impact on our third and fourth quarter earnings.

"This is an exciting opportunity. In addressing the capital requirements for this opportunity, in the second quarter of 2014, the Company borrowed $4.9 million of equipment financing as part of a financing arrangement made in the first quarter. This brings the total amount borrowed to $6.0 million at a very favorable interest rate of 2.15%. With the additional leased space and over $6 million spent on equipment and leasehold improvements, the Company has significantly increased its production capacity to handle future growth.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward. Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 72nd consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations including effective dates thereof, required investments in plant, equipment and people) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws, proposed laws and regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation Statements of Income and Comprehensive Income (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$ 7,694,137	$ 6,898,737	$14,738,958	$13,331,179
Cost of revenues	3,802,874	2,819,788	7,051,913	5,764,959

Gross profit	3,891,263	4,078,949	7,687,045	7,566,220

Operating Expenses:
General & administrative	1,128,616	1,006,950	2,312,763	2,000,661
Marketing & selling	1,165,510	1,150,244	2,264,110	2,276,902
Research & development	277,429	190,036	622,412	354,746

Total Operating Expenses	2,571,555	2,347,230	5,199,285	4,632,309

Operating income	1,319,708	1,731,719	2,487,760	2,933,911
Other income	3,235	300	4,784	91,713

Net income before provision for income taxes	1,322,943	1,732,019	2,492,544	3,025,624

Provision for income taxes	466,024	669,093	879,466	1,140,353

Net income and comprehensive income	$ 856,919	$ 1,062,926	$1,613,078	$1,885,271

Basic net income per share	$0.16	$0.20	$0.30	$0.36

Diluted net income per share	$0.16	$0.20	$0.30	$0.36

Dividends declared per share	$0.15	$0.15	$0.30	$0.30

Weighted average common shares outstanding, basic	5,352,664	5,305,296	5,335,347	5,289,066

Weighted average common shares outstanding, diluted	5,375,076	5,316,657	5,367,307	5,304,129

Psychemedics Corporation Balance Sheets (UNAUDITED)

	June 30,	December 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,348,526	$ 3,970,512
Accounts receivable, net of allowance for doubtful accounts
of $126,375 in 2014 and $144,921 in 2013	5,623,208	4,368,864
Prepaid expenses and other current assets	1,260,234	769,269
Income tax receivable	152,915	554,828
Deferred tax assets	405,993	292,795

Total Current Assets	9,790,876	9,956,268
Fixed Assets, net of accumulated amortization and depreciation
of $5,527,891 in 2014 and $5,175,722 in 2013	12,232,718	6,050,203
Other assets	677,245	543,345

Total Assets	$ 22,700,839	$ 16,549,816

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 1,179,074	$ 510,550
Accrued expenses	1,670,953	2,447,920
Current portion of long-term debt	1,232,254	--

Total Current Liabilities	4,082,281	2,958,470

Long-term debt	4,715,099	--
Deferred tax liabilities, long-term	1,314,221	1,314,221
Total Liabilities	10,111,601	4,272,691

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
6,043,191 shares issued in 2014 and 5,981,896 shares issued in 2013	29,956	29,910
Additional paid-in capital	29,187,450	28,888,712
Accumulated deficit	(6,546,379)	(6,559,708)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,589,238	12,277,125

Total Liabilities and Shareholders' Equity	$ 22,700,839	$ 16,549,816

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